Exhibit 99.1

Sphere 3D Completes Private Placement with LDA Capital

Toronto, Ontario--(Newsfile Corp. - April 21, 2023) - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D" or the "Company"), dedicated to becoming the leading carbon-neutral Bitcoin mining company operating at an industrial scale, announced today that it has entered into a securities purchase agreement with LDA Capital Limited ("LDA Capital") to raise up to $3 million in capital.  The Sphere3D transaction corroborates LDA's approach to double down in the crypto ecosystem in a time where fear, uncertainty and doubt permeate throughout the industry. After completing investments into SingularityNET, SingularityDAO, Realm, Velo Labs, Digital Entertainment Asset and XDC Network, and Onyx Protocol, as well as having solidified partnerships with industry groups, this transaction reinforces LDA's ambitious appetite to deploy its institutional-grade expertise and innovative funding solutions to seek out compelling investment opportunities across the blockchain industry.

"We are excited to partner with LDA on a raise of $3 million. We currently intend to use the capital to fund the deposits to energize our remaining miners." said Patricia Trompeter, CEO of Sphere 3D. "This should enable us to deploy and put substantial deposits down on the miners without impacting our cash flow in a significant way.  LDA Capital has been a great partner and we share a passion for excellence and execution."

"LDA is excited to announce our partnership with Sphere3D, a forward-thinking cryptocurrency mining company with a net-carbon-neutral approach. Led by CEO Patricia Trompeter, we believe Sphere3D is well-positioned to emerge as a leader in the Bitcoin mining industry due to its decentralized mining operations. As Bitcoin continues to gain widespread acceptance, we are confident that our collaboration will allow Sphere3D to capitalize on the industry's explosive growth and solidify its position as a leader in this space." said Warren Baker, Co-founder, and Managing Partner of LDA Capital.

Terms of the securities purchase agreement include the initial issuance of a senior convertible note with a principal amount of $1 million and three-year warrants to purchase 3,191,489 shares, exercisable at the initial exercise price of $0.47 per share with an additional tranche of up to $2 million to be provided to the Company following the effectiveness of a registration statement in exchange for an additional senior convertible note and warrants to purchase common stock. The note matures two years from issuance, is secured by certain miners of the Company, and the Company may repay the principal on the note in stock or cash (or a combination of the two) at the Company's discretion; provided the stock issued must be freely resold or else the Company may not repay in stock.

The Benchmark Company, LLC acted as exclusive placement agent for Sphere 3D.

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a net carbon-neutral cryptocurrency miner with decades of proven enterprise data-services expertise. The Company is growing its industrial-scale mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to growing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about the Company, please visit Sphere3D.com.

About LDA Capital

LDA Capital is a global alternative investment group with expertise in cross border transactions worldwide. Our team has dedicated their careers to international & cross border opportunities having collectively executed over 250 transactions in both the public and private middle markets across 43 countries with aggregate transaction values of over US$11 billion. For more information please visit: www.ldacap.com; For inquires please email: info@ldacap.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally related to future events including the timing of the proposed transaction and other information related proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "experts," "plans," "anticipates," "could," "intends," "target," "project," "contemplates," "believes," "believes," "estimates," "predicts," "potential," "intend," or "continue" or the negative of these words or other similar terms or expressions. Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from the projected. The forward-looking statements contained in this communication are also subject  other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K and Form 8-K and in other filings made by Sphere 3D with the Sec from time to time and available at www.sec.gov. These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contacts

Kurt Kalbfleisch CFO, Sphere 3D

Investor.relations@sphere3d.com